Exhibit 99.1

KONTOOR BRANDS ANNOUNCES EXPANDED GLOBAL LEADERSHIP ROLES FOR JENNI BROYLES AND JOSEPH ALKIRE

GREENSBORO, N.C. - July 29, 2025 - Kontoor Brands, Inc. (NYSE: KTB), today announced that Jenni Broyles and Joseph Alkire will assume expanded roles on Kontoor’s Executive Leadership Team, effective immediately.
“Jenni and Joe have earned these expanded roles through proven performance and strategic leadership, a testament to the depth of talent we are cultivating at Kontoor Brands,” said Kontoor’s President, Chief Executive Officer and Chairman, Scott Baxter. “This leadership team has the vision and expertise to guide Kontoor's strategic evolution as we expand our portfolio of brands, accelerate growth and continue to deliver long-term value for our shareholders.”
Broyles will assume leadership responsibility for all international and commercial operations for the Lee and Wrangler brands in the role of Executive Vice President, Chief Commercial Officer & Global Head of Brands, reporting to Kontoor’s President, Chief Executive Officer and Chairman, Scott Baxter.
Alkire will assume leadership responsibility for Kontoor’s supply chain operations in the role of Executive Vice President, Chief Financial Officer & Global Head of Operations, reporting to Kontoor’s President, Chief Executive Officer and Chairman, Scott Baxter.
The Helly Hansen business will continue reporting to Scott Baxter.
Tom Waldron, Executive Vice President and Chief Operating Officer, will exit Kontoor Brands after a transition period that will conclude September 30.
“I want to recognize and express my gratitude to Tom for his more than six years of leadership at Kontoor as well as his time at our predecessor company,” said Baxter. “Tom has played an important role in our company, and we wish him well in his future endeavors.”
About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com
or
Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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